Exhibit 99.1

Timber Pharmaceuticals Provides Business Update and Announces Third Quarter 2022 Financial Results

-Timber Received Orphan Designation from European Commission for Lead Asset TMB-001-

-Recruitment for the pivotal Phase 3 ASCEND clinical trial continues to progress; expected to enroll more than 140 patients with moderate to severe Congenital Ichthyosis-

BASKING RIDGE, NJ, November 14, 2022 -- Timber Pharmaceuticals, Inc. (“Timber” or the “Company”) (NYSE American: TMBR), a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today provided a business update and announced financial results for the third quarter of 2022, ended September 30, 2022.

John Koconis, Chairman and Chief Executive Officer of Timber, commented, “In the third quarter, Timber continued to progress and achieve important milestones. This included receiving notice, and then the official orphan designation in October, from the European Commission (EC) for TMB-001 for the treatment of autosomal recessive congenital ichthyosis (ARCI). This designation will provide Timber with market exclusivity for TMB-001 in the European Union once we receive FDA approval. Together with the positive comments we received on our Pediatric Investigation Plan (PIP), and the final discussion scheduled for mid-November, we believe we have a path to filing a European Marketing Authorization Application. These designations are in addition to the orphan designation and associated market exclusivity for TMB-001 that Timber was previously awarded in the U.S. Timber is continuing to expand the intellectual property around our lead program with an additional patent granted in the U.S. as well as initial patents granted in S. Korea, Japan and Australia earlier in 2022.”

“At TMB-001’s late stage of development, it’s also appropriate for us to explore partnerships and licensing agreements, and we’re speaking with many potential candidates throughout Europe. During the quarter, we were excited to have the Phase 2b results published in an online peer reviewed journal for the first time, in the prestigious Journal of the American Academy of Dermatology (JAAD). Recruitment for the pivotal Phase 3 ASCEND clinical trial that we began in June is progressing on plan as well. Timber ended the quarter with approximately $11.2 million in cash, more than adequate runway to complete recruitment for the approximately 140 patients required for the Phase 3 trial. We recently effected a reverse stock split as we believe it is important to maintain the listing of the Company’s common stock on the NYSE American exchange. With this action, an improved capital structure and TMB-001’s late stage of development, we believe that Timber is better positioned to complete the development plan for TMB-001,” concluded Mr. Koconis.

Recent Highlights

●	Subsequent to quarter end, Timber received official orphan designation from the European Commission (EC) for its lead asset, TMB-001, a topical isotretinoin formulated using Timber’s patented IPEGTM delivery system, for the treatment of X-linked recessive ichthyosis (XRI) and autosomal recessive congenital ichthyosis lamellar ichthyosis (ARCI-LI).
●	Also in late October, the European Medicines Agency (EMA) Pediatric Committee (PDCO) provided positive comments on Timber’s Pediatric Investigation Plan (PIP) for the treatment of ARCI and X-linked recessive ichthyosis (XLRI), setting the basis for a final discussion in mid-November, which is a prerequisite for filing a Marketing Authorization Application (MAA) with the EMA. Timber continued to expand its program by applying for European orphan designation for TMB-001 for XLRI in late October.
●	In September 2022, Timber announced that it had received a positive opinion on its application for orphan designation from the Committee for Orphan Medicinal Products (COMP) at the European Medicines Agency (EMA) for TMB-001.

●	In September 2022, Timber made multiple presentations at the 31st Annual European Academy of Dermatology and Venereology (EADV) Congress that highlighted the results of the Phase 2b CONTROL Study. Timber expects additional publication of the Phase 2b study data analysis on TMB-001 in the coming months.
●	In August 2022, the Journal of the American Academy of Dermatology (JAAD) published online the results from the Phase 2b CONTROL Study that demonstrated TMB-001s clinically meaningful efficacy with a favorable safety profile. JAAD published the TMB-001 Phase 2a data in its November 2022 issue.
●	On June 23, 2022, Timber announced that it had enrolled the first patients in its Phase 3 ASCEND clinical trial. Recruitment has been proceeding to plan with over 20% enrollment to date. The pivotal trial is expected to enroll more than 140 patients with moderate to severe Congenital Ichthyosis at leading research centers in the U.S., Canada, Italy, France, and Germany. In Spring 2022, Timber received Breakthrough Therapy designation and Fast Track designation from the U.S. Food and Drug Administration (FDA) for TMB-001.
●	Timber recognized no revenue in the third quarter of 2022 compared to revenue of $225,128 for the third quarter of 2021. For the first nine months of 2022, Timber recognized revenue of $83,177 in the 2022 period and $400,789 in the 2021 period. Revenue for all periods consisted of reimbursements from achieving certain clinical milestones in the development of TMB-001, part of a $1.5 million grant from the FDA’s Orphan Products Clinical Trials Grants Program.
●	Timber ended the third quarter with approximately $11.2 million in cash and 2.7 million shares of common stock outstanding after giving retroactive effect to a 1-for-50 reverse split of its shares of common stock on November 9, 2022 in order to regain compliance with NYSE requirements. Subsequent to quarter end on October 3, 2022, Timber raised $1.3 million in gross proceeds through the sale of common stock and warrants.

For Timber’s complete financial results for the three-month period ended September 30, 2022, see the Company’s Quarterly Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company’s investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), and other sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s ability to regain compliance with the NYSE American’s continued listing standards, the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Media Relations:
Adam Daley
Berry & Company Public Relations
(212) 253-8881
adaley@berrypr.com

- Tables Follow -

TIMBER PHARMACEUTICALS, INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash	$11,224,197	$16,808,539
Prepaid research and development	722,121	66,217
Other current assets	296,038	244,021
Total current assets	12,242,356	17,118,777
Deposits	127,534	127,534
Property and equipment, net	19,400	16,377
Right of use asset	400,918	638,786
Total assets	$12,790,208	$17,901,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$953,470	$953,349
Accrued expenses	1,960,065	850,557
Lease liability, current portion	336,162	332,817
Short-term milestone payable due to Patagonia Pharmaceuticals LLC	1,750,000	—
Redeemable Series A preferred stock under redemption (Notes 5 and 9)	—	2,055,348
Total current liabilities	4,999,697	4,192,071
Note payable	—	37,772
Lease liability	83,520	331,152
Other liabilities	73,683	73,683
Total liabilities	5,156,900	4,634,678

Commitments and contingencies (Note 7)

Stockholders’ equity
Preferred stock - member units	—	—
Common stock - member units	—	—
Common stock, par value $0.001; 450,000,000 shares authorized; 2,670,856 shares issued and outstanding as of June 30, 2022, and 1,272,383 shares issued and outstanding as of December 31, 2021	133,543	63,619
Additional paid-in capital	52,140,972	42,087,719
Accumulated deficit	(44,641,207)	(28,884,542)
Total stockholders’ equity	7,633,308	13,266,796
Total liabilities and stockholders’ equity	$12,790,208	$17,901,474

TIMBER PHARMACEUTICALS, INC. & SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Grant revenue	$—	$225,128	$83,177	$400,789
Milestone revenue	—	41,846	—	295,738
Total revenue	—	266,974	83,177	696,527

Operating costs and expenses
Research and development	1,790,528	1,974,193	7,200,987	4,623,811
Research and Development - Milestone expense for Patagonia Pharmaceuticals LLC	—	—	4,000,000	—
Selling, general and administrative	1,336,668	1,296,641	4,551,406	3,918,042
Total operating expenses	3,127,196	3,270,834	15,752,393	8,541,853
Loss from operations	(3,127,196)	(3,003,860)	(15,669,216)	(7,845,326)

Other income (expense)
Interest expense	(71,203)	—	(167,531)	—
Other income	—	—	75,000	—
Forgiveness of PPP loan	—	—	37,772	—
(Loss) gain on foreign currency exchange	11,124	(1,544)	(32,690)	(541)
Provision for income taxes	—	—	—	—
Net loss	(3,187,275)	(3,005,404)	(15,756,665)	(7,845,867)
Accrued dividend on preferred stock units	—	—	—	—
Dividends on Series A preferred stock	—	(36,685)	—	(108,858)
Net loss attributable to common stockholders	$(3,187,275)	$(3,042,089)	$(15,756,665)	$(7,954,725)
Basic and diluted net loss per share attributable to common stockholders	$(1.52)	$(4.15)	$(10.16)	$(11.09)
Basic and diluted weighted average number of shares outstanding	2,095,091	733,194	1,550,326	717,476